Exhibit 99.1

FFBW, Inc. Announces Financial Results for the Three Months Ended March 31, 2022

Brookfield, WI, May 10, 2022 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, consumer banking and residential lending, today announced unaudited financial results for the three months ended March 31, 2022.  For the three months ended March 31, 2022, net income was $567,000, or $0.09 per diluted share, compared to $670,000, or $0.10 per diluted share, for the three months ended March 31, 2021, a 15.4% decrease quarter to quarter. For the three months ending March 31, 2022, the dilutive weighted average shares outstanding were 6,105,000 compared to 6,662,000 for the three months ended March 31, 2021.

Share Repurchase Program

Following the completion of our second repurchase program in March of 2022, the Company’s Board of Directors authorized a new stock repurchase program of up to 10% of the Company’s outstanding shares of stock.

Financial Highlights at March 31, 2022

•	At March 31, 2022, the Company’s tangible book value per share was $13.89.

•	At March 31, 2022, the allowance for loan loss was 1.09% of total loans and 873.0% of non-performing loans.

•	At March 31, 2022, the Bank has no other real estate owned (OREO).

Edward H. Schaefer, President and CEO, stated, “Although the positive impacts of PPP and the significant mortgage refinance activity that influenced earnings for the quarter ending March 31, 2021 did not recur during the current quarter, our ability to grow our loan portfolio over the last twelve months as well as execute our share buyback programs allowed us to keep earnings per share in line quarter to quarter. Our goal for 2022 will be to continue to profitably grow our small business banking platform. Additionally, with our recently approved stock repurchase plan, we hope to continue to buy back shares in an accretive manner. These efforts in 2022 should positively grow the company’s tangible book value on a per share basis to benefit all of our stakeholders.”

Income Statement and Balance Sheet Overview

Total interest and dividend income decreased $356,000 or 11.2%, to $2.8 million for the three months ended March 31, 2022, compared to $3.2 million for the three months ended March 31, 2021.  Average interest-earning assets increased $9.7 million, or 3.1%, to $320.7 million for the three months ended March 31, 2022, compared to $311.0 million for the three months ended March 31, 2021, and the weighted average yield on interest-earning assets decreased 58 basis points when comparing the 2022 and 2021 periods. The decrease in average yield was primarily the result of a lack of PPP fees during the current quarter.

Total interest expense decreased $69,000, or 25.9%, to $197,000 for the three months ended March 31, 2022, compared to $266,000 for the three months ended March 31, 2021.  Average interest-bearing liabilities increased $24.6 million, or 13.7%, to $204.5 million for the three months ended March 31, 2022, from $179.9 million for the three months ended March 31, 2021. The rate paid on interest-bearing liabilities decreased 21 basis points to 0.39% for the three months ended March 31, 2022, compared to 0.60% for the three months ended March 31, 2021.

Net interest margin was 3.30% for the three months ended March 31, 2022, compared to 3.78% for the three months ended March 31, 2021.

The loan loss provision was $0 for both the three months ended March 31, 2022, and 2021.  At March 31, 2022, our allowance for loan loss was $2.4 million, or 1.09%, of total loans.

Noninterest income decreased $97,000, or 27.3% to $258,000 for the three months ended March 31, 2022, compared to $355,000 for the three months ended March 31, 2021.  The decrease was due primarily to a decrease in the gain on sale of loans of $130,000 offset by an increase in service charges and other fees of $17,000.

Noninterest expense decreased $286,000 to $2.1 million for the three months ended March 31, 2022, compared to $2.4 million for the three months ended March 31, 2021.  The decrease was primarily due to a decrease in data processing expenses of $160,000 and a decrease in salaries and employee benefits expenses of $111,000.

Total assets decreased $15.4 million, or 4.3%, to $341.7 million at March 31, 2022 from $357.1 million at December 31, 2021 in part due to a decrease in deposits and share repurchase activity.

Nonaccrual loans were $0.3 million, or 0.12% of total loans, at March 31, 2022 and $0.3 million, or 0.13% of total loans, at December 31, 2021. Non-performing assets were $0.3 million, or 0.08% of total assets, at both March 31, 2022, and December 31, 2021.

About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through five branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties, and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; economic or regulatory changes related to the COVID-19 pandemic; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities;  our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Edward H. Schaefer, President & CEO

(262) 542-4448

FFBW, Inc.

Balance Sheets

March 31, 2022 (Unaudited) and December 31, 2021

(In thousands)

	March 31,	December 31,
Assets	2022	2021

Cash and cash equivalents	$ 54,751	$ 67,002
Available for sale securities, stated at fair value	47,055	48,398
Net Loans	220,080	222,604
Premises and equipment, net	5,634	5,506
Foreclosed assets	-	-
Other assets	14,164	13,567

TOTAL ASSETS	$ 341,684	$ 357,077

Liabilities and Equity

Deposits and escrow	$ 246,817	$ 255,352
Borrowings	6,500	6,500
Other liabilities	1,181	1,253
Total liabilities	254,498	263,105

Total equity	87,186	93,972

TOTAL LIABILITIES AND EQUITY	$ 341,684	$ 357,077

FFBW, Inc.

Condensed Statements of Income

Three Months Ended March 31, 2022 and 2021 (Unaudited)

(In thousands, except share data)

	2022	2021

Interest and dividend income:	$ 2,810	$ 3,166

Interest expense:	197	266

Net interest income	2,613	2,900
Provision for loan losses	-	-

Net interest income after provision for loan losses	2,613	2,900

Noninterest income:	258	355

Noninterest expense:	2,117	2,403

Income before income taxes	754	852
Provision for income taxes	187	182

Net income (loss)	$ 567	$ 670

Earnings (loss) per share
Basis	$ 0.09	$ 0.10
Diluted	$ 0.09	$ 0.10